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                                                                   Exhibit 10(x)


The Scotts Company                                                 [Scotts Logo]
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and Subsidiaries


Denise Stump
Executive Vice President, Human Resources Global


April 23, 2003

Mr. Robert F. Bernstock
[ADDRESS]

Dear Bob:

On behalf of Jim Hagedorn, I am pleased to extend to you this offer of employment with The Scotts Company as the President, North America (for Corporate Officer purposes your title will be Executive Vice President and President, North America) with a start date of June 1, 2003. In this role the Supply Chain function will be added to your responsibilities by September 30, 2004. It is expected that you will continue your outside Board of Director responsibilities as appropriate.

Your initial base salary will be at a monthly rate of $39,583.33 with a target bonus under the Executive/Management Incentive Plan of 65%. For FY2003 you will be guaranteed a pro-rated incentive payment at a minimum of the 100% of target.

In addition, as a key member of the team, your initial grant of Stock Appreciation Rights (SAR's) will be guaranteed at 50,000 and will be issued effective as of your start date. On a go forward annual basis you will be eligible for a grant of Stock Appreciation Rights consistent with the level of your position and individual performance.

You will receive a one-time signing bonus of $300,000 paid as a lump-sum in a supplemental payroll check payable at the time of your first paycheck. Should you leave Scotts for any reason before completing twenty-four months, you agree to immediately pay back to Scotts the pro rata balance of this payment based on the time remaining in the period. Should you die, become totally disabled, or be terminated without cause (as defined on the next page) during the 24-month period following your hire, the requirement to repay the signing bonus will be waived.

You are eligible for relocation benefits as outlined in the attached Relocation Policy. You are required to sign and return the enclosed Relocation Payback Agreement prior to initiating your relocation. A Personal Move Manager from Weichert Relocation will contact you to initiate the process and to discuss the services available to you.

In the event of a Change-in-Control (as defined by the 2003 Stock Option Plan) should your employment be terminated within 18 months following the Change-in-Control you will be eligible for a lump-sum payment of

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two years base salary plus target incentive. Your Stock Appreciation Rights will vest at the time of a Change-in Control per the plan language.

In the event of termination, for other than cause, The Scotts Company will provide you with two-year's base pay plus a pro-rated incentive payment for the applicable plan year in which the termination occurs. Cause is defined as:

         Gross misconduct or Gross negligence, which results in material injury to the property or business of the Company. The commission by the Employee of an act of fraud upon or an act evidencing dishonesty toward the Company, including the willful and wrongful misappropriation by the Employee of any funds, property or rights of the Company. Conviction of the Employee for a misdemeanor involving moral turpitude or for any felony. Willful failure, after reasonable notice, to comply with lawful rules, policies, standards and guidelines promulgated by the Company for application to its employees generally.

In the event of your death, disability or total disability you will be eligible for a severance payment to your designated beneficiary.

Personal financial planning is also provided through the AYCO Corporation. The value of this confidential service will be added to your W-2. Some or all of this value may be tax deductible. In addition, you will also be eligible for a car allowance of $12,000 per year, which is paid monthly in accordance with IRS regulations. The value of this car allowance will also be reflected in your W-2.

Legal fees for review of your employment letter will be reimbursable in the full amount not to exceed $5,000 net of taxes.

You will be eligible for coverage under The Scotts Company Comprehensive Benefit Program, which will be available the first day of the month following your date of employment. This coverage includes: four weeks of vacation, participation in our medical, dental and vision coverage; life insurance (basic and supplemental life, including dependent coverage); voluntary AD&D; The Scotts Company Retirement Savings Plan; Flexible Spending Account Programs (health care and dependent); Tuition Reimbursement Program; vacation and a stock purchase plan. Short and Long-Term Disability benefits will also be available once the required waiting periods are met. Benefit enrollment forms must be completed and returned to The Benefits Department no later than 31 days from the eligibility date.

In addition, you will be eligible for an annual executive physical at either the Cleveland Clinic or OSU Health Center.

You will be eligible for participation in our qualified and no-qualified retirement plans. The company retirement (base) contribution is 2% of eligible earnings up to 50% of the Social Security wage base ($43,750) and 4% of eligible earnings above that. Eligible earnings for this plan include your base salary and incentive payments. The company match in both the 401k and the non-qualified plan is 100% on the first 3% you defer and 50% on the next 2% that you defer. Eligible earnings under this plan are your base salary.

This offer is contingent upon a satisfactory completion of a reference check and drug screen as required by all Scotts associates.


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A new hire orientation will take place on your first day of employment at 8:00
am. We will be sending the appropriate paperwork to you in advance of your first day.

By signing in the space below, you acknowledge that you have received and read this letter and all the enclosures hereto, and you further acknowledge your acceptance of the terms set forth herein and in the enclosures. If the terms are acceptable to you, please sign and return this letter prior to your first day.

Bob, we are excited to have you join our team as a full-time Scotts' associate and are confident that you will enjoy and contribute to the continued success of The Scotts Company.

Sincerely,


/s/ Denise Stump
Denise Stump
Executive Vice President, Human Resources Global




Accepted:

/s/ Robert F. Bernstock                        5/2/03
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Robert F. Bernstock                         Date
CC: Jim Hagedorn